Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
Feb. 14, 2006	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2005 Profits of $2,200,812

MOUNT AIRY, NC – Mount Airy-based Surrey Bancorp (the “Company”) announced today that the Company had posted earnings of $2,200,812 or $1.26 per fully diluted share for 2005. This represents a 20 percent increase in profitability from 2004 when the Company reported earnings of $1,828,972 or $1.05 per fully diluted share. The Company had earnings of $653,455 or $.38 per fully diluted share in the fourth quarter of 2005. This represents a 46% increase in earnings over the $447,499 or $.25 per fully diluted share reported in the same period in 2004. The earnings per share data above have been retroactively adjusted to reflect a 20% common stock dividend announced by the Company on February 3, 2006. The increases in earnings for 2005 were primarily the result of overall growth and an improved net interest margin over the previous periods.

Total assets were $179,570,827 as of December 31, 2005, an increase of 14 percent from the $157,292,940 reported on December 31, 2004. Net loans increased 7 percent to $142,385,041, compared to $133,046,165 at the end of the 2004. Asset quality remained strong with delinquency levels and charge-offs in line with industry averages. Loan loss reserves were $2,311,298 or 1.60 percent of total loans as of December 31, 2005. Total deposits increased to $147,013,588 at year end 2005, a 15 percent increase from the $127,401,789 reported at the end of 2004.

Surrey Bancorp (Stock Symbol SRYB.OB) is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full service branches are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 303 South Main Street in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, which provides full-service brokerage and investment advice through an association with UVEST Financial Services, and Freedom Finance, LLC, a sale finance company located at 165 North Renfro Street in Mount Airy.

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